Exhibit 99.2
APPLIED MINERALS, INC.
2012 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

Date of Grant:

Name of Optionee:

Number of Shares Subject to the Option:	Shares of Common Stock

Option Price
(Price Per Share):	per Share, the Fair Market Value of the shares as of the date of grant as determined in accordance with the 2012 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”).

Expiration Date:

Vesting Schedule:

Optional Provisions Applicable:	Option A Yes □ No □ Option B Yes □ No □ Option C Yes □ No □ Option D Yes □ No □ Option E Yes □ No □ Option F Yes □ No □ Option G (i) Yes □ No □ Option G (ii) Yes □ No □ Option G (iii) Yes □ No □

This is a Non-Statutory Stock Option Agreement ("Agreement") between Applied Minerals, Inc., a Delaware corporation (the "Company"), and the optionee identified above (the "Optionee") effective as of the date of grant specified above. To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Company's 2012 Long-Term Incentive Plan (the "Plan").

1. Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement.

2. Exercise Price. The price to the Optionee of each Share subject to this Option shall be the exercise price specified at the beginning of this Agreement.

3. Non-Statutory Stock Option. This Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

4. Exercise Schedule. This Option shall vest and become exercisable as to the number of Shares and on the date(s) specified in the exercise schedule at the beginning of this Agreement. The exercise schedule shall be cumulative; thus, to the extent this Option has not already been exercised and has not expired, terminated or been cancelled, the Optionee or the person otherwise entitled to exercise this Option as provided herein may at any time, and from time to time, purchase all or any portion of the Shares then purchasable under the exercise schedule.

5.  Exercise.  Subject to whatever installment exercise and waiting period provisions apply, to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Secretary of the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be in a form set forth in Exhibit A and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Compan and (ii) solely to the extent permitted by applicable law, through a procedure whereby the Optionee delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price.

6.  Incentive Compensation Recoupment. The Option Award including any shares of Common Stock issued under the Options hereunder, will be subject to any compensation recapture policies established by the Board or the Committee from time to time, in their respective sole discretion.

7. Option Subject to Plan, Articles of Incorporation and By-Laws. The Optionee acknowledges that this Option and the exercise thereof is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

8.  Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

Optional Provisions

A. In the event Optionee engages in Detrimental Activity prior to any exercise of the Stock Option, all Stock Options held by the Optionee shall thereupon terminate and expire,

(ii)  as a condition of the exercise of a Stock Option, the Optionee shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Optionee is in compliance with the terms and conditions of the Plan and that the Optionee has not engaged in, and does not intend to engage in, any Detrimental Activity, and

(iii) in the event the Optionee engages in Detrimental Activity during the one year period commencing on the date the Stock Option is exercised or becomes vested, the Company shall be entitled to recover from the Optionee at any time within one year after such exercise or vesting, and the Optionee shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).

The foregoing provisions described in subsections (i), (ii) and (iii) shall cease to apply upon a Change in Control.

B.  If Optionee’s Termination is by reason of death, Disability or Retirement, all Stock Options that are held by Optionee that are vested and exercisable at the time of the Optionee’s Termination may be exercised by Optionee (or, in the case of death, by the legal representative of Optionee’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that in the case of Retirement, if Optionee dies within such exercise period, all unexercised Stock Options held by Optionee shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of the later of one year from the date of such death or the expiration of the stated term of such Stock Options.

C. If Optionee’s Termination is by involuntary termination without Cause or for Good Reason, all Stock Options that are held by such Optionee that are vested and exercisable at the time of Optionee’s Termination may be exercised by the Optionee at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

D. If a Optionee’s Termination is by involuntary termination without Cause or for Good Reason, all Stock Options that are held by Optionee that are vested and exercisable at the time of the Optionee’s Termination may be exercised by the Optionee at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

E.  Stock Options that are not vested as of the date of Optionee’s Termination for any reason shall terminate and expire as of the date of such Termination.

F.  The following are added as methods of exercise for purposes of Section 5:

G. (i) “Net-Exercise,” which means a procedure by which the Optionee will be issued a number of shares of Stock determined in accordance with the following formula: N = X(A-B)/A, where “N” = the number of shares of Stock to be issued to the Participant upon exercise of the Option; “X” = the total number of shares with respect to which the Participant has elected to exercise the Option; “A” = the Fair Market Value of one share of Stock determined on the exercise date; and “B” = the exercise price per share (as defined in the Participant’s Award Agreement)

(ii) cancellation of indebtedness;

(iii) delivery to the Company of unencumbered shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares as to which this Option is exercised.

H. Stock Options are Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee.

Applied Minerals, Inc.

By: ____________________                                                                                     Date:  ______________

________________________                                                                                Date:  ______________
     Signature of Optionee